Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Accredited Home Lenders Holding Co. and Accredited Mortgage Loan REIT Trust on Form S-3 of (1) our report dated March 15, 2004, appearing in the Annual Report on Form 10-K of Accredited Home Lenders Holding Co. for the year ended December 31, 2003, and (2) our report dated July 15, 2004 relating to the balance sheet of Accredited Mortgage Loan REIT Trust as of May 4, 2004 (inception) appearing in the Prospectus, which is part of Registration Statement Nos. 333-117484 and 333-117484-01 of Accredited Home Lenders Holding Co. and Accredited Mortgage Loan REIT Trust on Form S-3, incorporated by reference in this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/S/ DELOITTE & TOUCHE LLP

Costa Mesa, California

September 28, 2004